Exhibit 99.2

Answers Corporation
3rd Quarter 2008 Conference Call
8:30AM EST, November 6, 2008

PARTICIPANTS:

Robert Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce Smith, Chief Strategic Officer

Bruce Smith

Good morning, and welcome to Answers Corporation’s Third Quarter 2008 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we start, let’s cover a few legalities. I would caution you that comments made during this call by management contain forward-looking statements, including predictions and estimates that involve risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others: our ability to maintain or improve monetization, particularly in light of the current challenging economic environment; maintain or improve traffic; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a potential termination of our Google Services Agreement; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; a failure of WikiAnswers to experience continued growth in accordance with our expectations; and other risk factors. Additional specific factors that may actually cause results or events to differ materially from those described in any forward looking statements can be found in our most recent quarterly report on Form 10-Q.

Furthermore, information shared on this call is accurate only as of the date of this call and we assume no obligation to update such information.

Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: http://ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and thank you for joining our call today. Despite the challenging global economic environment, we are very pleased to report a solid quarter that exceeded the guidance we provided last quarter. The company is reporting record revenues, up 19% sequentially to $3.56 million and surpassing the top end of our guidance by $660 thousand. We turned a significant corner by achieving adjusted EBITDA of positive $520 thousand, a quarter ahead of forecast, and we are forecasting at least $1 million positive adjusted EBITDA in Q4.

Driving Q3 results was a strong uptick in traffic to both Answers properties, beginning in the second half of the quarter. Both seasonality and organic growth contributed to this increase. Answers.com began modest growth again, reversing a previous decline in traffic, and WikiAnswers resumed its growth after some seasonal flattening during the summer. Overall, traffic advanced 16% sequentially in Q3, to 5.8 million average daily page-views, up from 5 million in Q2.

According to comScore, for the month of September, combined Answers properties ranked 40th in the US, with approximately 22 million unique visitors. This is up from 55th in June 2008.

We believe that WikiAnswers can continue its growth, thanks in large part to the inherent network effect of that property. To foster its growth, we will continue to develop the passionate community which is the life-blood of WikiAnswers. In Q3, WikiAnswers surpassed Answers.com and contributed 55% of our total revenue. Going forward, we expect that WikiAnswers will continue to account for a majority of our revenue.

We were also encouraged by the stabilization in the Answers.com property after a period of some decline. With this stabilization, we believe that the reference Answers property could benefit from new unique content that is valued by both users and search engines, and we are actively looking for additional unique content. We also believe that better cross-linking between Answers.com and WikiAnswers can drive additional traffic upside in 2009.

Given the uncertainty in the macro economy today, we are pleased that we took steps this year to reduce operating expenses—as well as strengthen our balance sheet through the investment by Redpoint. Reduced operating expenses, combined with our traffic growth, have enabled us to turn EBITDA positive one quarter sooner than expected.

Although these are uncertain times, we believe that our Web properties are relatively well-positioned to weather the current challenges in the market, in part, because of our emphasis on performance-based advertising. We think that performance-based advertising will be relatively less affected than brand-based advertising by a slowdown in the consumer advertising market.

With that, I’ll turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our Q3 financials.

Steve Steinberg:

Thanks, Bob, and good morning. I will now review some of our Q3 2008 financial highlights. For a detailed review of our results, please see our Form 10-Q, which will be filed no later than November 10th.

The breakdown of our Q3 revenues of $3,563,000 is as follows: $1,960,000, 55% of our revenue, was from WikiAnswers, while $1,579,000, or 44%, was from Answers.com. The remaining $24,000 was from licensing our service.

WikiAnswers’ growth in Q3 was strong. Average daily page views in the five quarters since Q3 2007 were 639,000, 1,152,000, 1,885,000, 2,318,000, and 3,094,000, respectively. WikiAnswers revenues in those five quarters were $304,000, $704,000, $1,185,000, $1,500,000, and $1,960,000, respectively. Q3 2008 WikiAnswers revenue grew 31% sequentially and 545% year-over-year. Finally, Q3 RPMs for WikiAnswers were $6.89, down slightly from $7.11 in Q2.

As Bob noted, Answers.com has stabilized. Average daily page views this quarter increased by 6% to 2,666,000, from 2,641,000, in Q2. Answers.com average RPMs in Q3 rose a modest 26 cents, or 4%, to $6.44.

Adjusted operating expenses, meaning the operating expenses included in our adjusted EBITDA, were $3,043,000 in Q3, compared to $3,673,000 in Q2, a net decrease of $630,000, or 17%. The net decrease was mostly due to the following two reasons. Firstly, our headcount went from 70 at the end of Q2 to 62 at the end of Q3, due to the elimination of direct ad sales and other staff reductions. Secondly, this quarter, we completed our migration from managed hosting to our first co-location facility.

The GAAP net loss in Q3 was $2,119,000, which is far different than our positive adjusted EBITDA. A full reconciliation of all non-GAAP measurements to the nearest GAAP measurement appears in today’s press release.

However, I want to explain one component of our GAAP expenses that is not reflected in Adjusted EBITDA, since it’s not something you often see. In connection with the June 2008 Redpoint financing whereby Redpoint purchased $6 million of Convertible Preferred Stock along with Common Stock Warrants, Redpoint also received a warrant - we call it the Series B Warrant, exercisable until June 16, 2009, to purchase units of up to $7 million of Series B Convertible Preferred Stock and Common Stock Warrants. The accounting for the Redpoint Financing is very complex and is explained in detail in the notes to our financial statements in our 10-Q for the second quarter of 2008. I’m not getting into that right now. The point I want to make is that one of the instruments they received for their investment - the Series B Warrant or the right to make that additional investment of up to $7 million, was deemed a liability that needs to be fair valued at the end of each calendar quarter until Redpoint exercises, or alternatively, until it expires. Any changes to its fair value during a reporting period have to be recorded in our P&L. In Q3, the value of the Series B Warrant rose $2,056,000, thus we recorded an expense for that amount in our P&L. The main reason for such increase was the rise in our stock price from $3.65 at the end of Q2 to $5.50 at the end of Q3.

One additional point—although we may see our net income and stockholders’ equity increase or decrease as a result of such warrant between now and June 2009, no later than June 16, 2009, the Series B Warrant will convert to paid-in-capital, so ultimately this liability will return to balance sheet equity.

Now, let’s review some balance sheet data:

Cash and cash equivalents as of September 30, 2008 were approximately $9.7 million, approximately a half million less than the end of the previous quarter. Cash was down mostly due to cash used in operations of about $375,000 and capital expenditures of $130,000. We used cash in operations, despite positive adjusted EBITDA, mostly due to two factors. First, we continue to grow. September revenue was about $525,000 higher than June revenue, thus, since we are usually paid within 30 days, cash collected from revenues in the quarter was less than revenue. Second, due to certain holidays, we paid approximately $190,000 of September payroll on September 30, which we usually pay on the 1st of the next month.

Let’s talk about our Q4 2008 outlook.

We forecast that our Q4 revenues will be in a range of $4,100,000 to $4,500,000. We expect positive adjusted EBITDA to be in a range of $1,000,000 to $1,300,000.  Looking towards 2009 we intend to give quarterly, but not annual guidance beginning with next quarter’s call. Given the stage of our company, the macro environment and our limited visibility, we believe this to be the prudent approach. That said, I would share this broad thought regarding 2009. The midpoint of the Q4 guidance translates to an Adjusted EBITDA margin of 27%. Due to the seasonality of our revenue and the timing of expenses, our expectations are that margins are likely to drop in Q1 of 2009, thereafter we would expect sequential margin improvement for the remainder of 2009 as we benefit from the leverage in our model.

I’ll now turn the call back to Bob.

Bob Rosenschein:

We are pleased with our traffic growth and move to positive adjusted EBITDA. Still, a prudent review demands transparency and that we examine uncertainties in our model. I’d like to spend a moment discussing our search engine traffic dependency risk and what we are doing to improve our relative position.

Our primary risk as a company is our high dependence on traffic from search engines, especially Google. Over 90% of WikiAnswers traffic comes from search engines.

Search engines provide an important service to users, helping them find useful content. Therefore, our goal is to publish high quality, relevant and useful content that people want to find. There is a natural symbiotic relationship between the content we publish and the search engines’ value proposition.

Google treats WikiAnswers very favorably, and for good reason—it’s dynamic, growing, unique, and really useful content. However, if one day they change their algorithms, our business could obviously suffer.

We believe that the best way to address this risk is to continue investing in and improving our quality content and a great user experience that people will seek out.

Additionally, I’d like to talk about the Google definition link pointing to

Answers.com. Of course, there never was a contract, but we’ve been proud to power this service to Google users since 2005. It’s prestigious—plus a source of free traffic. But, at 6.5% and dropping, it’s no longer a material source of revenue. On October 3, Google actually dropped our definition link, for about 14 hours. We received no indication of why they took it off or put it back.  At this point, the definition link is functioning, but traffic from it is less and less important relative to overall traffic, and the risk of this link going away is not as big of a risk as it used to be.

While we’re pleased with the model, which is beginning to work, we continue to look for more ways to stimulate growth.

I’ve spoken in previous calls about better connecting our sites to stimulate increased traffic growth, and this process has already begun. For the last 6 weeks, we’ve been testing a common look & feel, first on WikiAnswers. This quarter, you will see a similar look and feel implemented on Answers.com.

Another initiative will be to internationalize WikiAnswers in 2009 to exploit traffic and content-creation potential in overseas markets. Please realize that it will take time to develop, time to deploy, and even more time before we see any material revenue contribution.

Most of our developmental efforts are focused on enhancing the WikiAnswers property, which now accounts for a majority of our revenue; we are still working to enhance Answers.com and are looking at licensing new content for it in order to increase traffic.

Finally, this week, the 6 millionth question was posted on

WikiAnswers. It was “Which president won with the largest electoral vote?” (The answer, by the way, is: Reagan in 1984—525 out of 538.)

With that, thank you, and I’ll turn it over for any questions…